EXHIBIT 3.1.7

CERTIFICATE OF INCORPORATION

OF

NOVATLANTIC STEEL AND TUBE CORPORATION

FIRST: The name of the Corporation is Novatlantic Steel and Tube Corporation.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Road in the City of Wilmington, County of New Castle. The name and address of the Corporation’s registered agent at such address is Corporation Service Company.

THIRD: The nature of the business and purposes to be conducted or promoted by the Corporation are as follows:

To engage in any construction, manufacturing, mercantile, selling, management, service or other business, operation or activity, and to promote and engage in any activity which may be lawfully carried on by a corporation organized under the General Corporation Law of the State of Delaware, whether or nor related to the foregoing, and to have and exercise all of the powers conferred by the laws of the State of Delaware upon corporations incorporated or organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is three thousand (3,000) shares of Common Stock with par value $0.01 per share.

Any and all such shares issued, and for which the full consideration has been paid or delivered, shall be deemed fully paid stock and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon.

The Board of Directors is authorized to issue, from time to time, all or any portion of the capital stock of the Corporation, of any class, which may have been authorized but not issued or otherwise reserved for issue, to such person or persons and for such lawful consideration (including property or services at their fair value), as it may deem appropriate, and generally in its absolute discretion to determine the terms and manner of any disposition of such authorized but unissued capital stock.

FIFTH: The name and mailing address of the sole incorporator is as follows:

Name	Mailing Address

Jean P. Durkin	Sullivan & Worcester LLP
One Post Office Square
Boston, Massachusetts 02109

State of Delaware

SIXTH: In furtherance and not in limitation of powers conferred by statute, it is further provided:

(a)       Election of directors need not be by written ballot unless so provided in the By-Laws of the Corporation.

(b)       The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

SEVENTH: The Corporation shall have and may exercise, to the fullest extent permitted by Delaware law, and as provided in the By-laws as in effect from time to time, the power to indemnify its officers, directors, employees and agents, and persons acting at the request of the Corporation asdirectors, officers, partners, members, trustees, employees or agents of other entities, whether corporations, partnerships, joint ventures, limited liability companies, trusts or other enterprises, or non-profit entities.

EIGHTH: No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the state of Delaware as in effect when such breach occurred. Neither the amendment nor repeal of this Article EIGHTH nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article EIGHTH shall reduce, eliminate or adversely affect the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising, prior to the effectiveness of such amendment, repeal or adoption.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, I have hereunto set my hand on February 19, 1999.

/s/ Joan P. Durkin
Joan P. Durkin
Sole Incorporator

State of Delaware

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

NOVATLANTIC STEEL AND TUBE CORPORATION

Novatlantic Steel and Tube Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Sole Stockholder and all other members of the Board of Directors of the Corporation, by written consent, filed with the minutes of the Corporation, have passed resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED: That Article FIRST of the Certificate of Incorporation of the Corporation be amended so that, as amended, said Article FIRST shall be and read in its entirety as follows:

“FIRST: The name of the Corporation is:

Nova Tube and Steel, Inc.”

SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 103 and 242 of the General Corporation Law of the State of Delaware.

State of Delaware

IN WITNESS WHEREOF, Novatlantic Steel and Tube Corporation has caused this Certificate of Amendment to be signed by Peter V Balboni its Vice President & Treasurer, this 22nd day of January, 2001.

NOVATLANTIC STEEL AND TUBE CORPORATION

By: /s/ Peter V. Balboni
Name: Peter V. Balboni
Title: Vice President & Treasurer

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